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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 11-K

               [X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
                   For the fiscal year ended December 31, 2001

                                       OR

             [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
              SECURITIES AND EXCHANGE ACT OF 1934 (NO FEE REQUIRED)
                For the transition period from ______________to


                         Commission file number 0-12216


            A. Full title of the plan and the address of the plan, if
                 different from that of the issuer named below:
                              OLD KENT THRIFT PLAN
                38 Fountain Square Plaza, Cincinnati, Ohio 45263


          B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:
                               FIFTH THIRD BANCORP
                38 Fountain Square Plaza, Cincinnati, Ohio 45263

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                        FINANCIAL STATEMENTS AND EXHIBITS

The following financial statements and exhibits are filed as part of this annual report:

          Exhibit 23          Independent Auditors' Consent

          Exhibit 23.1        Consent of Independent Public Accountants

          Exhibit 99 Financial Statements for the years ended December 31, 2001 and 2000 and Supplemental Schedule as of December 31, 2001 for the Old Kent Thrift Plan



                                   SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     OLD KENT THRIFT PLAN


                                     By: Fifth Third Bank, a Michigan banking
                                         corporation, Trustee

Date:  June 28, 2002                 By: /s/ Paul L. Reynolds
                                         --------------------
                                         Paul L. Reynolds
                                         Assistant Secretary